Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

 Array BioPharma Inc.:

We consent to the use of our reports dated August 17, 2009, with respect to the balance sheets of Array BioPharma Inc. as of June 30, 2009 and 2008, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2009, and the effectiveness of internal control over financial reporting as of June 30, 2009, incorporated by reference herein.

/s/ KPMG LLP

Boulder, Colorado

November 16, 2009